                      MEMBERSHIP SHARE PURCHASE AGREEMENT

     MEMBERSHIP SHARE PURCHASE AGREEMENT, dated as of May __, 1999 (this "Agreement"), among ZEFER Corp., a Delaware corporation ("ZEFER"), ZEFER Corp.
                                                          -----
Northeast, a Delaware corporation and wholly-owned subsidiary of ZEFER ("ZEFER Northeast"), spyplane LLC, a California limited liability company (the "Company"), and the equityholders of the Company set forth on the signature
 -------
pages hereto (the "Equityholders").
                   -------------

                                  WITNESSETH:

     WHEREAS, the Equityholders own all of the outstanding membership share interests (the "Units") of the Company;
                -----

     WHEREAS, ZEFER and ZEFER Northeast wish to acquire the Units from the Equityholders in exchange for shares (the "ZEFER Shares") of ZEFER's common
                                           ------------
stock, $.01 par value ("ZEFER Common Stock"), and payment of the amounts set
                        ------------------
forth in Section 1.2 below (the "Cash/Note Consideration" and, together with the
                                 -----------------------
ZEFER Shares, the "Consideration") to the Equityholders, and the Equityholders
                   -------------
wish to surrender the Units in exchange for such Consideration, all upon and subject to the terms and conditions set forth herein; and

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Employment Agreements dated as of the date hereof between ZEFER and each of the Equityholders, and intending to be legally bound hereby, ZEFER, ZEFER Northeast, the Equityholders and the Company hereby agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF UNITS

     SECTION 1.1 Basic Transaction. The Equityholders hereby agree to transfer 99% of the Units to ZEFER and 1% of the Units to ZEFER Northeast, and ZEFER hereby agrees to issue the ZEFER Shares and pay the Cash/Note Consideration to the Equityholders, at the Closing, subject to and upon the terms and conditions contained herein.

     SECTION 1.2 Exchange Consideration. The Consideration which ZEFER shall issue and pay to the Equityholders at the Closing for all of the Units and in consideration of the agreements and covenants of the Equityholders contained herein shall consist of 50,000 ZEFER Shares and one million nine hundred and eighty thousand dollars ($1,980,000.00), subject to adjustment as set forth in
Section 1.3, payable as follows: (a) $1,000,000 in cash payable by wire transfer to the Equityholders in the amounts set forth opposite each Equityholder's name on Schedule 1.2 hereto and in accordance with written instructions of such Equityholder given to ZEFER at least two business days prior to the Closing and (b) the execution and delivery to each Equityholder of a Subordinated Promissory Note (a "ZEFER Note") having a principal amount of
                                    ----------
$490,000 (in the form of Exhibit B hereto). Each Equityholder shall be entitled to the number of ZEFER Shares and the amount of cash set forth across from his or her name on Schedule 1.2 hereto.
               ------------

     SECTION 1.3  [Intentionally Omitted.]

     SECTION 1.4 The Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII hereto, the closing of the exchange of the Units for the Consideration and the other transactions contemplated hereby (the "Closing") shall take place at the office of Ropes & Gray, One International
 -------
Place, Boston, Massachusetts, or at such other place as may be agreed to by ZEFER and the Equityholders, on May 14, 1999 or on such other date as may be agreed to by ZEFER and the Equityholders (the "Closing Date"); provided,
                                               ------------
however, that such Closing may be effected via exchange of facsimile signature pages to the Agreement by the parties hereto.

     SECTION 1.5 Deliveries at the Closing. At the Closing (i) the Company shall deliver to ZEFER and ZEFER Northeast the various certificates, instruments, and documents referred to in Section 7.2 below, (ii) ZEFER and ZEFER Northeast will deliver to the Company the various certificates, instruments, and documents referred to in Section 7.3 below, (iii) each of the Equityholders shall deliver to ZEFER and ZEFER Northeast documents sufficient to transfer all of the outstanding Units to ZEFER and ZEFER Northeast, accompanied by duly executed assignment documents and the various certificates, instruments and documents referred to in Section 7.2 below, (iv) ZEFER will deliver to each of the Equityholders, in exchange for such Units so delivered to ZEFER and ZEFER Northeast, the number of shares of ZEFER Common Stock to which such Equityholder is entitled pursuant to Section 1.2 hereof (subject to the restrictions set forth in the Employment Agreements delivered pursuant to Section 7.2(f) hereof), the amount of cash to which such Equityholder is entitled pursuant to Section
1.2 hereof and the respective ZEFER Notes.

     SECTION 1.6 Material Adverse Effect. When used in connection with the Company, ZEFER or ZEFER Northeast, as the case may be, the term "Material
                                                                 --------
Adverse Effect" means any change, effect or circumstance that, individually or
--------------
when taken together with all other similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, prospects, assets (including intangible assets), financial condition or results of operations of the Company, ZEFER or ZEFER Northeast, as the case may be, taken as a whole, as applicable based on the party making the representation, warranty or disclosure.

                                  ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS

     Each of the Equityholders hereby represents and warrants to ZEFER and ZEFER Northeast, severally and not jointly, that, except as set forth in the written disclosure schedule attached hereto that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Articles II and III (the "Company Disclosure Schedule"):
----------------------------

     SECTION 2.1 Equityholders. Each Equityholder is an individual residing at the address indicated on Schedule 2.1 hereto.

     SECTION 2.2 Authority. Each Equityholder has full legal capacity, power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This

Agreement has been duly and validly authorized, executed and delivered by each Equityholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and legally binding obligation of such Equityholder, enforceable in accordance with its terms and conditions. No Equityholder need give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency or any other third party in order to consummate the transactions contemplated by this Agreement.

     SECTION 2.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any charter, by-law or other governing document of such Equityholder or any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Equityholder is subject to or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any Agreement, contract, lease, license, instrument or other legally binding arrangement to which any Equityholder is a party or by which he is bound or to which any of his assets is subject which will have a Material Adverse Effect on the Company.

     SECTION 2.4 Brokers' Fees. No Equityholder has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which ZEFER, ZEFER Northeast or the Company could become liable or obligated.

     SECTION 2.5 The Units. Each Equityholder holds of record and owns beneficially the issued and outstanding Units indicated in Schedule 2.5 attached hereto, free and clear of any restrictions on transfer (other than restrictions under applicable securities laws), mortgages, pledges, liens, encumbrances, charges, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. No Equityholder is a party to any option, warrant, purchase right or other contract or commitment that could require such Equityholder to sell, transfer or otherwise dispose of any membership interests of the Company (other than this Agreement). No Equityholder is a party to any voting trust, proxy or other Agreement or understanding with respect to the voting of any membership interests of the Company.

     SECTION 2.6 Qualification of the Equityholders. (a) Each Equityholder is acquiring the ZEFER Common Stock for his or its own account and not with a view to or for resale in connection with any distribution thereof; (b) such Equityholder understands that such shares of ZEFER Common Stock have not been registered under the Securities Act or any state securities laws by reason of specified exemptions from the registration provisions of the Securities Act which depend upon, among other things, the bona fide nature of his or its investment intent as expressed herein; (c) such Equityholder is able to bear the economic risk of investment in the ZEFER Common Stock and is experienced and has such knowledge and experience in financial and business matters that he or it is capable of evaluating the risks and merits of the transactions contemplated by this Agreement; and (e) such Equityholder acknowledges that such shares of ZEFER Common Stock will bear a legend restricting transfer unless (i) the transfer is exempt from the registration requirements of the Securities Act and an opinion of counsel reasonably satisfactory to ZEFER that such transfer is exempt therefrom is delivered to the ZEFER, or (ii) the transfer is made pursuant to an effective registration statement under the Securities Act.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

     The Company and the Equityholders hereby represent and warrant to ZEFER and ZEFER Northeast, jointly and severally, that, except as set forth in the Company Disclosure Schedule attached hereto:

     SECTION 3.1 Organization, Qualification and Other Equity Interests. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of California and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation or entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     SECTION 3.2 Articles of Organization and Operating Agreement. The Company has heretofore furnished to ZEFER and ZEFER Northeast a complete and correct copy of its Articles of Organization and Operating Agreement as amended to date. Such Articles of Organization and Operating Agreement are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Organization or Operating Agreement.

     SECTION 3.3 Capitalization. Schedule 3.3 attached hereto sets forth, as of the date hereof, all of the outstanding Units of the Company. All of such Units are validly issued, fully paid and nonassessable. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued membership share interests of the Company or obligating the Company to issue or sell any membership share interests of, or other equity interests in, the Company. Except as set forth on
Schedule 3.3, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Units.

     SECTION 3.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated.
This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     SECTION 3.5   No Conflict; Required Filings and Consents.

     (1) Schedule 3.5(a) hereto includes a list of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company is a party or by which it is bound and (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company is a party or by which it or any of its properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company of amounts reasonably expected to be less than $10,000 in any single instance but not more than $50,000 in the aggregate (collectively, the "Contracts").
                    ---------

     (2) (i) The Company has not breached, is not in default under, and has not received written notice of any breach of or default under, any of the Contracts,
(ii) to the knowledge of the Company, no other party to any of the Contracts has materially breached or is in material default of any of its obligations thereunder, and (iii) except as set forth in Schedule 3.5(b) attached hereto, to the knowledge of the Company, each of the Contracts is in full force and effect.

     (3) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Organization or Operating Agreement of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or by
                                          ----
which any of its properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a security interest, lien, claim, encumbrance or any other restriction on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected.

     (4) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit on the part of the Company of, or filing with or notification on the part of the Company to, any federal, foreign, state or provincial governmental or regulatory authority except for (i) applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities
                                           --------------
Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and state securities laws ("Blue Sky Laws") and (ii) where the
 ------------                                -------------
failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated by this Agreement, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect.

     SECTION 3.6  Compliance, Permits.

     (1) The Company is in compliance, in all material respects, with all Laws applicable to the Company or by which any of its assets or properties are bound.

     (2) The Company holds all material permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are necessary for the operation of the business of the Company as it is now being conducted (collectively, the "Company
                                                                -------
Permits").
-------
  The Company is in compliance in all material respects with the terms of the Company Permits.

     SECTION 3.7  Financial Statements.

     (1) Attached to Schedule 3.7 hereto are (i) the unaudited balance sheet of the Company as of December 31, 1998, together with the related statement of income, cash flow and Equityholders' equity for the fiscal year then ended, and
(ii) the unaudited balance sheet of the Company as of March 31, 1999 and the related statement of income, cash flow and equityholders' equity for the three months then ended (collectively, the "Financial Statements").
                                      --------------------

     (2) Each of the Financial Statements fairly presents in all material respects the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of its operations, cash flows and equityholder equity for the periods indicated, except that the Financial Statements for the three month period ended March 31, 1999 are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 3.8 Absence of Certain Changes or Events. Since December 31, 1998, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments to the Articles of Organization or Operating Agreement of the Company; (c) any damage to, destruction, sale or loss of any asset of the Company (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business; (f) any other action or event that would have required the consent of ZEFER pursuant to
Section 5.1 had such action or event occurred after the date of this Agreement except where such an action or event would not have a Material Adverse Effect; or (g) any sale of the property or assets of the Company, except in the ordinary course of business.

     SECTION 3.9 No Undisclosed Liabilities. The Company has no liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately provided for in the Financial Statements, (b) which are current liabilities incurred since March 31, 1999 in the ordinary course of business consistent with past practice, or (c) incurred in connection with this Agreement.

     SECTION 3.10 Absence of Litigation. Except as set forth on Schedule 3.10 hereto, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any properties or rights of the Company before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body.

     SECTION 3.11  Employee Benefit Plans, Employment Agreements.

     (1) Schedule 3.11 (a) hereto lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in Section 3(1) of
          -----
ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee (including any beneficiary of any such employee) of, or any present or former consultant (including any beneficiary of any such consultant) to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code
             ---------------
(all such plans, practices and programs are referred to as the "Company Employee
                                                                ----------------
Plans").  The Company has made available to ZEFER copies of (i) the most recent
-----
annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (ii) the most recent Internal Revenue Service determination letter with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code, if any.

     (2) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to, any plan that is or was a "multiemployer plan" as such term is defined in Section 3(37) of ERISA, a pension plan subject to Title IV of ERISA or a plan subject to Part 3 of Title I of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company has performed
              ---
all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans;
(iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; and (v) there are no lawsuits or other claims (other than claims for benefits in the ordinary course) pending or, to the best knowledge of the Company, threatened with respect to any Company Employee Plan.

     (3) Schedule 3.11(c) hereto sets forth a true and complete list of: (i) all employment agreements with officers of the Company; (ii) all agreements with consultants who are individuals obligating the Company to make minimum annual cash payments in an amount exceeding $50,000; (iii) all employees of, or consultants to, the Company who have executed a non-competition agreement with the Company; (iv) all severance agreements, programs and policies of the Company with or relating to its employees, in each case with outstanding commitments exceeding $50,000, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

     SECTION 3.12 Labor Matters. (i) There are no controversies pending or, to the knowledge of the Company, threatened between the Company and any of its employees except as set forth on Schedule 3.12 hereto; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, and to the knowledge of the Company there are no activities or proceedings of any labor union to organize any such employees; and (iii) to the knowledge of the Company there are not currently and there have not been any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company.

     SECTION 3.13 Restrictions on Business Activities. Except for this Agreement, to the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any other person which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or the acquisition of property by the Company.

     SECTION 3.14 Title to Property. The Company has good and marketable title to all of its properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or would not have a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company leases from others real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default). The Company does not own any real property.

     SECTION 3.15  Taxes.

     (1) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers' compensation, unemployment compensation, environmental (including Taxes under Code section 59A) utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax

Returns" shall mean returns, reports, declarations, forms and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns, including any amendments thereto.

     (2) (i) All Tax Returns of, relating to or which include the Company which are required to have been filed have been filed on a timely basis with the appropriate authorities and all such Tax Returns are true, correct and complete in all respects, (ii) all Taxes required to have been paid by the Company (whether or not shown on any Tax Return) have been paid in full on a timely basis to the appropriate authorities, and (iii) all Taxes or other amounts required to have been collected or withheld by the Company have been timely and properly collected or withheld and paid to the appropriate authorities.

     (3) (1) No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction, (2) no Taxing authority has asserted in writing any adjustment, deficiency, or assessment that could result in additional Tax for which the Company is or may be liable, (3) there is no pending audit, examination, investigation, dispute, proceeding or claim for which the Company has received notice relating to any Tax for which the Company is or may be liable, (4) no statute of limitations with respect to any Tax for which the Company is or may be liable has been waived or extended, (5) the due date of any Tax Returns that the Company is required to file has not been extended, (6) the Company is not a party to any Tax sharing or Tax allocation agreement, arrangement or understanding and (7) there are no powers of attorney with respect to Taxes of the Company currently in force.

     (4) There are no liens on any of the assets of the Company which arose in connection with any failure or asserted failure to pay any Tax, other than liens for current Taxes not yet due and payable.

     (5) The Company is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could give rise to any payment in the nature of compensation that would not be deductible by reason of Sections 162, 280G or 404 of the Code.

     (6) The Company has not been treated as a corporation at any time since its inception for federal income Tax purposes and is not responsible for any federal income Taxes, including the federal income Taxes of any other party, as transferee or successor, by contract or otherwise. The Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

     (7) Copies of (i) any Tax examinations, (ii) extensions of statutes of limitations, (iii) the federal, state, local and foreign income Tax Returns of the Company, and (iv) substantive correspondence between the Company and all Taxing authorities for its last three (3) taxable years have previously been furnished to the ZEFER and ZEFER Northeast.

     (8) Schedule 3.15(h) lists (A) the Company's Tax basis in its assets as of December 31, 1998 and as utilized in the Tax Returns and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax, excess charitable contribution, adjustments under Section 481 of the Code and other Tax attributes allocable to the Company as shown on the Tax Returns.

     (9) The unpaid Taxes of the Company (A) did not as of December 31, 1998 exceed the reserve for Taxes (other than deferred Taxes established to reflect book-tax timing differences) set forth on the Company's Audited Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

     (10) No Tax is required to be withheld by ZEFER or ZEFER Northeast as a result of the payment of the Consideration pursuant to this Agreement.

     SECTION 3.16 Environmental Matters. The Company: (i) has obtained all material approvals which are required to be obtained under all applicable federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company ("Environmental Laws"); (ii) is in material
                                     ------------------
compliance with all terms and conditions of such required approvals, and also is in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; and (iii) as of the date hereof, is not aware of nor has received notice of any past or present violations by the Company of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued material compliance with or which would give rise to any material common law or statutory liability, or otherwise form the basis of any material claim, action, suit or proceeding, against the Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

     SECTION 3.17  Intellectual Property.   Except as set forth on Schedule 3.17
hereto, the Company owns or licenses all patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, trade secrets or other proprietary rights necessary to the conduct of the business of the Company. Except as listed in Schedule 3.17 hereto, the Company has not licensed from any third party any proprietary rights or, to the knowledge of the Company, infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties. To the Company's knowledge, no activity of any third party infringes upon any proprietary rights of the Company. All of the Company's trademarks and trade names are listed in Schedule 3.17 hereto and the Company has good title to all of such trademarks and trade names free and clear of any lien, charge, license or other encumbrance.

     SECTION 3.17 Immigration Compliance. (a) The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, directives and regulations relating to the employment authorization of its employees (including, without limitation, the Immigration Reform and Control Act of 1986, as amended and supplemented, and Section 212(n) and 274A of the Immigration and Nationality Act, as amended and supplemented, and all implementing regulations relating thereto), and the Company has not employed nor is it currently employing any unauthorized aliens (as such term is defined under 8 CFR 274a.1(a)).

     (b) The Company has not received any notice from the Immigration and Naturalization Service (the "INS") or the U.S. Department of Labor (the "DOL")
                             ---                                         ---
of the disapproval or denial of any visa petition pending before the INS or labor certification pending before the DOL on behalf of any employee or prospective employee of the Company.

     (c) Schedule 3.18 (c) of the Company Disclosure Schedule contains a true, complete and accurate list of all non-immigrant or immigrant visa petitions pending before the INS and labor certifications pending before the DOL on behalf of any of the employees or prospective employees of the Company.

     (d) Since the approval of each of their respective visa petitions, there has been no material change in the terms and conditions of employment of any employees of the Company, provided that it is acknowledged that certain employees from time to time unilaterally breach the terms of their employment with the Company.

     SECTION 3.18 Insurance. Schedule 3.19 of the Company Disclosure Schedule attached hereto describes each insurance policy maintained by the Company with respect to the Company's properties, assets and operations and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect. The Company is not in default with respect to its obligations under any of such insurance policies.

     SECTION 3.19 Accounts Receivable. The accounts receivable of the Company as reflected in the most recent Financial Statements, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of the Company are valid and existing and represent monies due, and the Company has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof.

     SECTION 3.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its affiliates.

     SECTION 3.21 Change in Control Payments. The Company has no plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

     SECTION 3.22 Expenses. Schedule 3.23 of the Company Disclosure Schedule attached hereto sets forth a description of all of the estimated third party expenses of the Company, including those payable to auditors, consultants and other professionals, as of the date hereof which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement. Notwithstanding anything else to the contrary herein, the information set forth in Schedule 3.23 of the Company Disclosure Schedule shall not act as a limitation on such third party expenses or otherwise limit the rights of such third parties against the Company.

     SECTION 3.23 Books and Records. The books of account, corporate records, documents reflecting the issuance of the outstanding Units and other records of the Company are true and complete in all material respects and have been made available to ZEFER.

     SECTION 3.24  Transactions with Affiliates. Except as set forth in Schedule
3.25 of the Company Disclosure Schedule attached hereto, neither any Equityholder nor any other Affiliate of the Company nor any member of the immediate family of any Equityholder or any other affiliate of the Company (a) is a competitor, customer or supplier of the Company or any of its Subsidiaries,
(b) is a party to any Contract with the Company or any of its Subsidiaries, (c) has any right to or interest in any asset, tangible or intangible, which is used in the operations of the Company or any of its Subsidiaries or (d) has any Indebtedness to or from the Company or any of its Subsidiaries.

     SECTION 3.25 Full Disclosure. No representation or warranty made by the Company contained in this Agreement and no statement contained in any certificate or schedule furnished by the Company to ZEFER and ZEFER Northeast in, or pursuant to the provisions of, this Agreement, including without limitation the Company Disclosure Schedule, contains any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF ZEFER

     ZEFER hereby represents and warrants to the Company and the Equityholders that, except as set forth in the written disclosure schedule attached hereto that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV (the "ZEFER Disclosure Schedule"):
                                              -------------------------

     SECTION 4.1 Organization and Qualification; Subsidiaries. ZEFER is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. ZEFER is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. ZEFER does not have any subsidiaries other than as set forth in Schedule 4.1 of the ZEFER Disclosure Schedule.

     SECTION 4.2 Charter and By-Laws. ZEFER has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and By-Laws, as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect.

     SECTION 4.3 Capitalization. The authorized capital stock of ZEFER consists of (i) 9,684,060 shares of ZEFER Common Stock and (ii) 96,632 shares of Class A Preferred Stock, par value $.01 per share ("Preferred Stock"). As of
                                                    ---------------
the date hereof, there were (i) 8,288,411 shares of ZEFER Common Stock issued and outstanding and (ii) 4,370 shares of Preferred Stock issued and outstanding. Except as otherwise set forth in Schedule 4.3 of the ZEFER Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of capital stock of ZEFER or obligating ZEFER to issue or sell any shares of capital stock of, or other equity interests in, ZEFER.

     SECTION 4.4 Authority Relative to this Agreement. ZEFER has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ZEFER and the consummation by ZEFER of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of ZEFER, and no other corporate proceedings on the part of ZEFER are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by ZEFER and, assuming the due authorization, execution and delivery by the Company and the Equityholders, constitutes a legal, valid and binding obligation of ZEFER enforceable against it in accordance with its terms.

     SECTION 4.5   No Conflict, Required Filings and Consents.

     (1) Except as set forth in Schedule 4.5(a) of the ZEFER Disclosure Schedule, the execution and delivery of this Agreement by ZEFER do not, and the performance of this Agreement by ZEFER will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of ZEFER, (ii) conflict with or violate any Laws applicable to ZEFER or by which its properties are bound or affected, or (iii) result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, or impair ZEFER's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of ZEFER pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ZEFER is a party or by which ZEFER or any of its properties are bound or affected.

     (2) The execution and delivery of this Agreement by ZEFER does not, and the performance of this Agreement by ZEFER will not, require any consent, approval, authorization or permit on the part of the ZEFER of, or filing with or notification on the part of the ZEFER to, any federal foreign, state or provincial governmental or regulatory authority except
(i) for applicable requirements, if any, of the Securities Act, the Exchange Act, and the Blue Sky Laws, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated by this Agreement, or otherwise prevent ZEFER from performing its obligations under this Agreement, and would not have a Material Adverse Effect.

     SECTION 4.6 Validity of ZEFER Common Stock. The shares of ZEFER Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

     SECTION 4.7 Financial Statements. Attached to Schedule 4.7 hereto is the unaudited balance sheet of ZEFER as of March 31, 1999, together with the related statement of income, cash flow and stockholders' equity for the three months then ended (the "ZEFER Financial Statements"). The ZEFER Financial Statements
                 --------------------------
fairly present in all material respects the consolidated financial position of ZEFER as at the date thereof and the consolidated results of its operations, cash flows and stockholder equity for the period indicated, subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 4.8 Absence of Litigation. Except as set forth on Schedule 4.8 hereto, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of ZEFER, threatened against ZEFER or any properties or rights of ZEFER before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body.

     SECTION 4.9 Insurance. The insurance policies maintained by ZEFER with respect to its properties, assets and operations are sufficient for operating its business and are in full force and effect. ZEFER is not in default with respect to its obligations under any of its insurance policies.

     SECTION 4.10 Absence of Certain Changes or Events. Since May 5, 1999, ZEFER has conducted its business in the ordinary course and there has not occurred (a) any Material Adverse Effect; (b) any amendments to the Certificate of Incorporation or By-laws of ZEFER; (c) any material change by ZEFER in its accounting methods, principles or practices; or (d) any material breach or material default (or an event that with notice or lapse of time or both would become such a breach or default) under that certain Purchase Agreement dated as of March 23, 1999 by and among ZEFER, GTCR Fund VI, L.P., GTCR VI Executive Fund, L.P. and GTCR Associates VI.

     SECTION 4.11 Full Disclosure. No representation or warranty made by ZEFER contained in this Agreement and no statement contained in any certificate or schedule furnished by ZEFER to the Company in, or pursuant to the provisions of, this Agreement, including without limitation the ZEFER Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein not misleading.

                                  ARTICLE IV A

               REPRESENTATIONS AND WARRANTIES OF ZEFER NORTHEAST

     ZEFER Northeast hereby represents and warrants to the Company and the Equityholders that, except as set forth in the written disclosure schedule attached hereto that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV A (the "ZEFER Northeast
                                                         ---------------
Disclosure Schedule"):
-------------------

     SECTION 4.1A. Organization and Qualification; Subsidiaries. ZEFER Northeast is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. ZEFER Northeast is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect.

     SECTION 4.2A. Charter and By-Laws. ZEFER Northeast has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and By-Laws, as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect.

     SECTION 4.3A. Authority Relative to this Agreement. ZEFER Northeast has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ZEFER Northeast and the consummation by ZEFER Northeast of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of ZEFER Northeast, and no other corporate proceedings on the part of ZEFER Northeast are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by ZEFER Northeast and, assuming the due authorization, execution and delivery by the Company and the Equityholders, constitutes a legal, valid and binding obligation of ZEFER Northeast enforceable against it in accordance with its terms.

     SECTION 4.4A.  No Conflict, Required Filings and Consents.

     (1) Except as set forth in Schedule 4.4A(a) of the ZEFER Northeast Disclosure Schedule, the execution and delivery of this Agreement by ZEFER Northeast do not, and the performance of this Agreement by ZEFER Northeast will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of ZEFER Northeast, (ii) conflict with or violate any Laws applicable to ZEFER Northeast or by which its properties are bound or affected, or (iii) result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, or impair ZEFER Northeast's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of ZEFER Northeast pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ZEFER Northeast is a party or by which ZEFER Northeast or any of its properties are bound or affected.

     (2) The execution and delivery of this Agreement by ZEFER Northeast does not, and the performance of this Agreement by ZEFER Northeast will not, require any consent, approval, authorization or permit on the part of the ZEFER Northeast of, or filing with or notification on the part of the ZEFER Northeast to, any federal foreign, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, and the Blue Sky Laws, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated by this Agreement, or otherwise prevent ZEFER Northeast from performing its obligations under this Agreement, and would not have a Material Adverse Effect.

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE CLOSING

     SECTION 5.1 Conduct of Business by the Company Pending the Closing. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the Closing, unless ZEFER shall otherwise agree in writing, which agreement shall not be unreasonably withheld, the Company shall conduct its business only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions expressly provided for in this Agreement; and the Company shall use all reasonable commercial efforts to preserve intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has business relations. By way of amplification and not limitation, except as expressly provided for in this Agreement, the Company shall not, during the period from the date of this Agreement and continuing until the Closing, directly or indirectly do, or propose to do, any of the following without the prior written consent of ZEFER:

     (1) amend the Articles of Organization or Operating Agreement of the Company;

     (2) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any membership share interests of the Company of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company;

     (3) except in the ordinary course of business, sell, pledge, dispose of or encumber any assets (tangible or intangible) of the Company except for (i) dispositions of obsolete or worthless assets and (ii) sales of assets not in excess of $10,000 in the aggregate;

     (4) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its membership share interests, (ii) split, combine or reclassify any of its membership share interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its membership share interests or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities including without limitation, Units or any option, warrant or right, directly or indirectly, to acquire Units, or propose to do any of the foregoing;

     (5) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business and only under the Company's revolving line of credit, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement; (iv) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $25,000; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e);

     (6) increase the compensation payable or to become payable to its officers, increase compensation payable or to become payable to its employees other in the ordinary course of business, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

     (7) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

     (8) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

     (9) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice; or

     (10) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     SECTION 5.2   No Solicitation.

     (1) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of membership share interests (including without limitation by way of a tender offer) or similar transactions involving the Company other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning,
 --------------------
or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal.

     (2) The Company shall immediately notify ZEFER after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors or any officer of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to ZEFER shall be made orally and in writing.

     (3) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than ZEFER) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

     (4) The Company shall ensure that the officers, directors and employees of the Company and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 5.2.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1 Access to Information. Upon reasonable notice, the Company and ZEFER shall each afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period from the date of this Agreement to the Closing, to all its properties, books, contracts, commitments and records and, during such period, the Company and ZEFER each shall furnish promptly to the other party, and shall send copies within a reasonable time upon reasonable request, all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either ZEFER or the Company may reasonably request.

     SECTION 6.2 Consents; Approvals. The Company and ZEFER shall each use their reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States governmental and regulatory rulings and approvals), and the Company and ZEFER shall make all filings (including, without limitation, all filings with United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company, on the one hand, and ZEFER, on the other hand, and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and ZEFER shall furnish promptly all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

     SECTION 6.3 Notification of Certain Matters. The Company shall give prompt notice to ZEFER and ZEFER Northeast, and ZEFER and ZEFER Northeast shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, the Equityholders, ZEFER or ZEFER Northeast, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 7.2(a) or 7.3(a) unless the failure to give such notice results in material prejudice to the other party.

     SECTION 6.4 Further Action. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

     SECTION 6.5 Public Announcements. ZEFER and the Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that ZEFER may, without the prior consent of the Company, issue such press release or make such public statement as may upon the advice of counsel be required by law if it has used reasonable efforts to consult with the Company prior thereto.

     SECTION 6.6 Conveyance Taxes. ZEFER, ZEFER Northeast and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Closing.

     SECTION 6.7 Reservation of Shares. ZEFER agrees to reserve 10,000 shares of ZEFER Common Stock for future grants of stock or options to employees of the Company following the Closing Date, which shares shall be separate and apart from any additional shares that may be issued under any employee benefit plan of ZEFER in which such employees are entitled to participate.

     SECTION 6.8 Noncompetition/Nonsolicitation. (a) For a period of 18 months after the Closing Date (the "Noncompete Period"), each Equityholder shall
                                    -----------------
not, within the United States, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the web page design, digital branding and consulting businesses of ZEFER, ZEFER Northeast or their subsidiaries or any such business in which ZEFER, ZEFER Northeast or any of their subsidiaries has requested and received information relating to the acquisition of such business by ZEFER, ZEFER Northeast and the subsidiaries and of which such Equityholder had knowledge prior to the termination of such Equityholder's Employment Period (as defined in the Employment Agreement); provided that passive ownership of less than 5% of the outstanding stock of any publicly-traded corporation shall not, in and of itself, be deemed to violate this Section 6.8.

          (b) During the Noncompete Period, each Equityholder shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of ZEFER, ZEFER Northeast or their subsidiaries to leave the employ of ZEFER, ZEFER Northeast or such subsidiary, or in any way interfere with the relationship between ZEFER, ZEFER Northeast and any subsidiary and any employee thereof, (ii) hire any person who was an employee of ZEFER, ZEFER Northeast or any subsidiary within 180 days prior to the time such employee was hired by the Equityholder, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of ZEFER, ZEFER Northeast or any subsidiary to cease doing business with ZEFER, ZEFER Northeast or such subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and ZEFER, ZEFER Northeast and any subsidiary or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the web page design, digital branding and consulting business of ZEFER, ZEFER Northeast and any subsidiary or with which ZEFER, ZEFER Northeast or any subsidiary has entertained discussions or has requested and received information relating to the acquisition of such business by ZEFER, ZEFER Northeast and any subsidiary and of which such Equityholder had knowledge prior to the termination of such Equityholder's Employment Period (as defined in the Employment Agreement).

          (c) If, at the time of enforcement of this Section 6.8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. The parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 6.8. Therefore, in the event a breach or threatened breach of this Section 6.8, ZEFER,

ZEFER Northeast or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

     SECTION 6.9 Employee Bonus Pool. On the date that is six months after the Closing Date (the "Employee Bonus Date"), or in any event, not later than thirty
                   -------------------
(30) days thereafter, ZEFER shall cause the Company to pay to each employee listed on Schedule 6.9 attached hereto a bonus in the amount listed on such schedule, provided that such employee was employed by the Company (or another division or subsidiary of ZEFER) on the Employee Bonus Date, and provided further that in the event such employee is not so employed on the Employee Bonus Date, the Company shall, if so directed by the Equityholders, pay such bonus to such employee. The aggregate amount of bonuses paid pursuant to this Section 6.9 shall not exceed $1.0 million.


                                  ARTICLE VII

                 CONDITIONS TO THE PURCHASE AND SALE OF SHARES

     SECTION 7.1 Conditions to Obligation of Each Party to Effect the Purchase and Sale of Units. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

     (1) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of the transactions contemplated by this Agreement illegal; and

     (2) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit ZEFER or ZEFER Northeast from exercising all material rights and privileges pertaining to its ownership of the Company or the ownership or operation by ZEFER, ZEFER Northeast or any of their subsidiaries of all or a material portion of the business or assets of ZEFER, ZEFER Northeast or any of their subsidiaries, as a result of the transactions contemplated by this Agreement.

     SECTION 7.2 Additional Conditions to Obligations of ZEFER and ZEFER Northeast. The obligations of ZEFER and ZEFER Northeast to effect the transactions contemplated by this Agreement are also subject to the following conditions:

     (3) Representations and Warranties. The representations and warranties of the Company and the Equityholders contained in this Agreement shall have been true and correct in all material respects at and as of the date made, and shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date. In addition, all representations and warranties of the Company and the Equityholders that are qualified by materiality or similar words shall have been true and correct (giving effect to such qualification) in all respects when made and as of the Closing Date. ZEFER and ZEFER Northeast shall have received a certificate to such effect signed on behalf of the Company and on behalf of the Equityholders by the Equityholders;

     (4) Agreements and Covenants. The Company and the Equityholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date, and ZEFER and ZEFER Northeast shall have received a certificate to such effect signed on behalf of the Company and on behalf of the Equityholders by the Equityholders;

     (5) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company and the Equityholders for the due authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by the Company and the Equityholders;

     (6) Opinion of Counsel to the Company. ZEFER and ZEFER Northeast shall have received an opinion of Britton, Silberman & Cervantez LLP, counsel to the Company, in substantially the form attached hereto as Exhibit 7.2(d);

     (7) Stockholders Agreement. ZEFER shall have received executed Stockholders Agreements (or counterpart signature pages thereto) from each of the Equityholders; and

     (8) Employment Agreements. ZEFER shall have received executed Employment Agreements, substantially in the form of Exhibit 7.2(f), from Jason Zada and Greg Hipwell.

     SECTION 7.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement is also subject to the following conditions:

     (9) Representations and Warranties. The representations and warranties of the ZEFER and ZEFER Northeast contained in this Agreement shall have been true and correct in all material respects at and as of the date made, and shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date. In addition, all representations and warranties of the ZEFER and ZEFER Northeast that are qualified by materiality or similar words shall have been true and correct (giving effect to such qualification) in all respects when made and as of the Closing Date. The Company shall have received a certificate to such effect signed by the President of ZEFER and ZEFER Northeast;

     (10) Agreements and Covenants. ZEFER shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed by the President of ZEFER and ZEFER Northeast;

     (11) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by ZEFER and ZEFER Northeast for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by ZEFER and ZEFER Northeast;

     (12) Opinion of Counsel to ZEFER and ZEFER Northeast. The Company shall have received an opinion of Ropes & Gray, counsel to ZEFER and ZEFER Northeast, in substantially the form attached hereto as Exhibit 7.3(d); and

     (13) Registration Agreement. ZEFER shall have entered into a Registration Agreement with the Equityholders in substantially the form attached hereto as
Exhibit 7.3(e).

     (14) Employment Agreements. The Equityholders shall have received executed Employment Agreements, substantially in the form of Exhibit 7.2(f), from ZEFER.

                                  ARTICLE VII

                                INDEMNIFICATION

     SECTION 8.1  Indemnification.

     (1)  Survival of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of the Company, the Equityholders, ZEFER and ZEFER Northeast made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Closing until the second anniversary of the Closing Date (except for those contained in (i) Sections 2.2 (Authority), 2.5 (The Units), 3.3 (Capitalization), 3.4 (Authority Relative to this Agreement) and
3.11 (Employee Benefit Plans, Employment Agreements), which shall survive the Closing and shall continue in full force and effect without limit as to time (subject to any applicable statutes of limitations and any extensions or waivers thereof with respect to employee benefit matters) and (ii) Section 3.15 (Taxes), which shall survive the Closing and shall continue in full force and effect until 60 days after the expiration of the applicable statute of limitations, including any extensions or waivers thereof)(the "Indemnity Period") and shall
                                                  ----------------
remain operative and in full force and effect through the end of the Indemnity Period regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. No claim for indemnification under this Section 8.1 for breach of a representation or warranty may be commenced after the Indemnity Period, provided, however, that claims made within the applicable time period
        --------  -------
shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

     (2)  Indemnification of ZEFER and ZEFER Northeast.  The Equityholders agree
          --------------------------------------------
to jointly and severally indemnify, defend, protect, and hold harmless each of ZEFER, ZEFER Northeast the Company and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an "Indemnitee") at
                                                              ----------
all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred
                                                              -------
by such Indemnitee as a result of or incident to (i) any breach of any representation or warranty of the Company or the Equityholders set forth herein or in any certificate or other document delivered in connection herewith as of the date made (as such representation or warranty would read if all qualifications as to knowledge, materiality and Material Adverse Effect were deleted from it) with respect to which a claim for indemnification is brought by an Indemnitee within the applicable survival period, if any, described in
Section 8.1(a) and (ii) any breach or nonfulfillment by the Company or the Equityholders, or any noncompliance by the Company or the Equityholders with, any covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection herewith.

     (3)  Third Person Claims.  Promptly after an Indemnitee has received notice
          -------------------
of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third
--------------
Person, the Indemnitee shall give the Equityholders written notice of such claim or the commencement of such action or proceeding; provided, however, that the
                                                  --------  -------
failure to give such notice will not effect the Indemnitees' right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the Equityholders have been actually and materially prejudiced as a result of such failure. If the Equityholders notify the Indemnitee within thirty (30) days from the receipt of the foregoing notice that they wish to defend against the claim by the Third Person, then the Equityholders shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Indemnitee. The Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Equityholders shall have assumed the defense pursuant to the preceding sentence, provided, however that counsel for the
                                    --------  -------
Equityholders shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, further, however,
                                                   --------  -------  -------
that Indemnitee shall control the defense of any claim or proceeding that in Indemnitee's reasonable judgment could have a material and adverse effect on Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Equityholders have not assumed the defense of any claim. Whether or not the Equityholders shall have assumed the defense of any claim, neither the Indemnitee nor the Equityholders shall make any settlement with respect to any such claim, suit or proceeding without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of a party controlling the defense to act upon a request for consent to such settlement within five business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Section 8.1.

     (4)  Limitations on Indemnifications.  No Indemnitee shall be entitled to
          -------------------------------
indemnification under this Section 8.1 for Damages relating to breaches of representations and warranties set forth herein or in any certificate or document delivered in connection herewith until the aggregate amount of Damages incurred by such Indemnitee, together with Damages suffered with respect to all other claims for indemnification pursuant to this Agreement by all other Indemnitees, exceeds $25,000, at which time such Indemnitees shall be entitled to indemnification for the entire aggregate cumulative amount of all Damages up to a maximum aggregate liability equal to the Cash/Note Consideration; provided,
                                                                       --------
however, that with respect to the matters set forth in Section 3.15, ZEFER and
-------
ZEFER Northeast shall be entitled to indemnification for the entirety of such Damages (which indemnification amount shall not be included in determining whether Damages exceed $25,000 for purposes of this Section 8.1(d)).

     (5)  Indemnification by ZEFER.  Subject to the provisions of this Section
          ------------------------
8.1, ZEFER agrees to indemnify, defend, protect and hold harmless each of the Equityholders (the "Equityholder Indemnitees") from and against any and all Damages incurred or suffered by such Equityholder Indemnitees as a result of or incident to (i) any breach of any representation or warranty of ZEFER or ZEFER Northeast set forth herein or in any certificate or other document delivered in connection herewith as of the date made (as such representation or warranty would read if all qualifications as to knowledge, materiality and Material Adverse Effect were deleted from it) with respect to which a claim for indemnification is brought by such Equityholder Indemnitees within the applicable survival period, if any, described in Section 8.1(a), (ii) any breach or nonfulfillment by ZEFER or ZEFER Northeast, or any noncompliance by ZEFER or ZEFER Northeast with, any covenant, agreement, or obligation of ZEFER or ZEFER Northeast contained herein or in any certificate or other document delivered in connection herewith as of the date made (the "Equityholder Damages"). ZEFER shall reimburse the Equityholder Indemnitees for any Equityholder Damages to which this Section 8.1 relates only if a claim for indemnification is made by the Equityholder Indemnitees within the Indemnity Period.

     (6)  Set-Off.  ZEFER, as maker of the ZEFER Notes, may set off and apply
          -------
the amount of any Damages referenced in this Section 8.1 against any amounts payable under the ZEFER Notes.

     SECTION 8.2 Survival. The agreements set forth in Section 8.1 shall survive independently and Article I and Sections 6.4 and 6.7 shall survive the Closing indefinitely.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     SECTION 9.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

          (1)    If to ZEFER or ZEFER Northeast:

          ZEFER Corp.
          105 South Street
          Boston, MA 02110
          Attention: General Counsel
          Telephone No.: (617) 292-7888
          Telecopier No.: (617) 292-7880

     With copies to:

          Ropes & Gray
          One International Place
          Boston, MA 02110
          Attention: Keith F. Higgins, Esq.
          Telephone No.: (617) 951-7000
          Telecopier No.: (617) 951-7050

          GTCR Fund VI, L.P.

          GTCR VI Executive Fund, L.P.
          GTCR Associates VI
          c/o GTCR Golder Rauner, LLC
          6100 Sears Tower
          Chicago, IL 60606-6402
          Attention: Philip A. Canfield
          Telephone No.: (312) 382-2200
          Telecopier No.: (312) 382-2201

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, IL 60601
          Attention: Stephen L. Ritchie, Esq.
          Telephone No.: (312) 861-2000
          Telecopier No.: (312) 861-2200

     (2)     If to the Company:

          spyplane LLC
          300 Branner Street, Suite 511
          San Francisco, CA 94107
          Attention: Jason Zada
          Telephone No.: (415) 247-9920
          Telecopier No.: (415) 247-9929

     With a copy to:

          Britton, Silberman & Cervantez LLP
          The ClockTower Building
          461 2nd Street, Suite 332
          San Francisco, CA 94107
          Attention: Thomas Cervantez
          Telephone No.: (415) 538-9000
          Telecopier No.: (415) 538-9001

     SECTION 9.2 Certain Definitions. For purposes of this Agreement, the term:

     (1) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (2) "business day" means any day in which the New York Stock Exchange is open for trading;

     (3) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (4) "knowledge" when used herein means the actual knowledge after reasonable investigation of any director or executive officer of the Company.

     (5) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (6) "subsidiary" or "subsidiaries" of the Company, ZEFER or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, ZEFER or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 9.4 Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 9.5 Expenses of Transaction. Whether or not the transactions provided for herein are consummated, each of the parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Equityholders will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) in excess of $45,000 incurred by the Company in connection with the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby. Expenses, costs and fees of the Company which total, in the aggregate, less than $45,000 as of the Closing Date shall be paid by ZEFER as of the Closing Date provided that one or more reasonably detailed invoices are provided to ZEFER one business day prior to the Closing.

     SECTION 9.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.7 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not materially affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, in lieu of such invalid, illegal or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in economic and legal effect to such invalid, illegal or unenforceable provision as may be possible.

     SECTION 9.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 9.9 Assignment. This Agreement shall not be assigned by any party, by operation of law or otherwise; provided, however, that ZEFER and ZEFER
                                         --------  -------
Northeast may assign this agreement to any entity controlling, controlled by or under common control with ZEFER.

     SECTION 9.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

     SECTION 9.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 9.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.

     SECTION 9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                 [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement (or has caused this Agreement to be executed by an officer thereunto duly authorized) as of the date first written above.



                         ZEFER CORP.


                         By: /s/ Sean W. Mullaney
                            --------------------------
                             Sean W. Mullaney
                             Vice President


                         ZEFER CORP. NORTHEAST



                         By: /s/ Sean W. Mullaney
                            --------------------------
                             Sean W. Mullaney
                             Vice President

                         SPYPLANE LLC

                         By: /s/ illegible
                            --------------------------
                             Name:
                             Title:

                                          [Membership Share Purchase Agreement]




                         By: /s/ Jason Zada
                            -----------------------------
                             Jason Zada


                         By: /s/ Greg Hipwell
                            -----------------------------
                             Greg Hipwell